Exhibit 5



VENABLE LLP     Two Hopkins Plaza, Suite 1800    Telephone 410-244-7400
                Baltimore, Mayrlan 21201-2978    Facsimile 410-244-7742
                                                 www.venable.com
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                              September 20, 2004



Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, NY 11747-4883

                  Re:   Registration Statement on Form S-3
                        ----------------------------------

Ladies and Gentlemen:

               We have served as Maryland counsel to Reckson Associates Realty Corp., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of 5,000,000 shares (the "Shares") of the Company's Common Stock, $.01 par value per share ("Common Stock"), to be issued and sold in an underwritten public offering. The Shares are covered by a registration statement on Form S-3, including all amendments thereto (collectively, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act").

               In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

               1. The Registration Statement and the Base Prospectus, dated July 13, 2004, and the Prospectus Supplement, dated September 14, 2004, included therein (collectively, the "Prospectus"), in the form in which it was transmitted to the Commission under the 1933 Act;

               2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

               3. The Bylaws of the Company, certified as of a recent date by an officer of the Company;

               4. Resolutions (the "Resolutions") adopted by the Board of Directors of the Company or a duly authorized committee thereof, relating to the registration, sale and issuance of the Shares, certified as of a recent date by an officer of the Company;


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Reckson Associates Realty Corp.
September 17, 2004
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               5. A certificate of the SDAT as to the good standing of the
Company, dated as of a recent date;

               6. A certificate executed by an officer of the Company, dated as of a recent date; and

               7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

               In expressing the opinion set forth below, we have assumed the following:

               1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

               2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

               3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

               4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

               5. None of the Shares will be issued, sold or transferred in violation of the restrictions on ownership and transfer contained in Article VII of the Charter.

               Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:


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Reckson Associates Realty Corp.
September 17, 2004
Page 3



               1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

               2. The issuance of the Shares has been duly authorized and, when and if issued against payment therefor in accordance with the Charter, the Registration Statement and the Resolutions will be validly issued, fully paid and nonassessable.

               The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

               We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

               This opinion is being furnished to you for submission to the Commission as an exhibit to the report filed on Form 8-K (the "8-K"). We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm in the section entitled "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                                     Very truly yours,

                                                     /s/ Venable LLP